EXHIBIT 3(h)

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              CITY HOLDING COMPANY


              1. Name. The name of the corporation is City Holding Company.

              2. Amendment Adopted. The text of the amendment adopted is as follows:

                               The first paragraph of Article VI of the Articles
                     of Incorporation is deleted in its entirety and the following is substituted in its place:

                               VI. The Corporation shall have the authority to
                     issue 500,000 shares of preferred stock of a par value of $25 per share and 50,000,000 shares of common stock of a par value of $2.50 per share.

                               The remainder of Article VI shall be unchanged.

              3. Shareholder Vote. The amendment was adopted at a special meeting of shareholders of the Corporation on December 9, 1998. As of the record date for the special meeting, the Corporation had 6,660,717 shares of common stock outstanding and entitled to vote, and no shares of preferred stock outstanding. The number of shares of common stock voted for and against the amendment was 4,892,062 shares and 329,950 shares, respectively. The holders of 24,347 shares abstained. As a result of the amendment, the stated capital of the Corporation is increased to $137,500,000.

              4. Document Preparation. These Articles of Amendment were prepared by Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

Dated: December 9, 1998
                                      CITY HOLDING COMPANY


                                      By:  /s/ Steven J. Day
                                           -------------------------------------
                                           Steven J. Day
                                           President and Chief Executive Officer


                                      And  /s/ Otis L. O'Connor
                                           -------------------------------------
                                           Otis L. O'Connor
                                           Secretary


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                                 ACKNOWLEDGEMENT

STATE OF WEST VIRGINIA
COUNTY OF KANAWHA

           I, Drema T. Gibson, a Notary Public, do hereby certify that on this 21st day of December, 1998, personally appeared before me, Steven J. Day, who being first duly sworn, declared himself to be President and Chief Executive Officer of City Holding Company, a corporation, that he signed the foregoing document as President and Chief Executive Officer of the Corporation, and that the statements therein contained are true.

                                                  /s/ Drema T. Gibson
                                                 ------------------------------
                                                       Notary Public

My commission expires September 11, 2001

(SEAL)